                                                                       EXHIBIT 9

                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549
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                                    Form 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934



Date of report (Date of earliest event reported):    May 16, 1996



                          WASHINGTON CONSTRUCTION GROUP, INC.
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             (Exact name of registrant as specified in its charter)


      Delaware                      1-12054                       35-0565601
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     (State of               (Commission File Number)           (IRS Employer
   Incorporation)                                            Identification No.)


              27400 East 5th Street, Highland, California 92346
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              (Address of principal executive offices) (Zip Code)

                                 (909) 884-4811
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              (Registrant's telephone number, including area code)

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         (former name or former address, if changed since last report)


                                 Total Pages 6

                   Index to Exhibits appears on page 4 herein
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Item 5.   Other Events.
          ------------

               On May 16, 1996, Washington Construction Group, Inc. and Morrison Knudsen Corporation issued a press release, a copy of which is attached hereto as Exhibit 1.1. The information contained in such press release is incorporated by reference herein in its entirety.


Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.
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          (c)  The following exhibit is filed as part of this Report:

               1.1 Press Release of Washington Construction Group, Inc. and Morrison Knudsen Corporation dated May 16, 1996.

                                       2
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  May 16, 1996

                            WASHINGTON CONSTRUCTION GROUP, INC.



                            By:       /s/ John Wimberly
                               ---------------------------------------------
                               Name:   John Wimberly
                               Title:  President and Chief Executive Officer

                                       3
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                                                                     EXHIBIT 1.1

     [MORRISON KNUDSEN CORPORATION & WASHINGTON CONSTRUCTION GROUP, INC.
                           NEWS RELEASE LETTERHEAD]

                                 NEWS RELEASE

FOR RELEASE:

                                 May 16, 1996

                 MORRISON KNUDSEN AND WASHINGTON CONSTRUCTION
                   ANNOUNCE AGREEMENT IN PRINCIPLE TO MERGE


     BOISE--Morrison Knudsen Corporation and Washington Construction Group, Inc. announced today that the companies have reached an agreement in principle to merge. The leadership of MK's senior creditors have agreed unanimously to support the merger. After the transaction, Washington Construction will be renamed Morrison Knudsen Corporation and the newly merged company will operate under the Morrison Knudsen name and be headquartered in Boise, Idaho.

     In the transaction, MK's senior creditors would receive $13.3 million in cash, approximately 24.1 million shares of newly issued Washington Construction common stock, representing 45% of the shares outstanding after the merger and distribution of certain non-core assets including MK's investment in and note receivable from MK Rail Corporation. Further, Washington Construction would pay in full MK's debtor-in-possession loan, not to exceed $50 million. The existing shareholders of Morrison Knudsen would receive a warrant package that entitles them to purchase 2,765,000 shares of common stock, or approximately 5% of the common stock of the newly merged entity, at $12.00 per share for a term of five years.

     The transaction is subject to completion of definitive merger documentation, Board of Director approval by Washington Construction and Morrison Knudsen, approval of Morrison Knudsen debtholders and other customary conditions.

     "An MK-Washington Construction merger would combine the strengths of two great companies," said Robert A. Tinstman, MK's President and Chief Executive Officer and John H. Wimberly, President and Chief Executive Officer of Washington Construction.

                                    -MORE-

"Washington Construction's financial strength, bonding capacity and operating expertise in heavy construction and contract mining are a perfect fit with Morrison Knudsen's Heavy Construction and Mining Groups, and complements MK's design, engineering and construction capabilities in the industrial process, power and environmental markets."

     The merger would be part of MK's prepackaged plan of reorganization that includes an exchange of the company's secured debt for new equity in the company and provides for the creation of a capital structure that enables the company to continue its operations and enhance its competitive position.

     MK stated that its financial restructuring is not dependent on the completion of the transaction with Washington Construction and that it intends to complete its previously announced stand-alone restructuring if the merger is not consummated.

     "We are tremendously pleased with the progress we've made in our financial restructuring," said Robert S. Miller, Morrison Knudsen Chairman. "The debt-for-equity exchange, which previously has been agreed to in principle, is central to restoring MK's financial foundation and we believe that this merger will be positive for Morrison Knudsen clients, suppliers, and employees, as well as the shareholders of Washington Construction. Our financial restructuring is on track; a strategic combination with Washington Construction would be icing on the cake."

     Morrison Knudsen Corporation (NYSE-MRN) founded in 1912, serves the world's environmental, industrial process, mining, operations & maintenance, power, transportation and heavy construction markets as an engineer and contractor.

     Washington Construction Group, Inc. (NYSE-WAS), based in Highland, California, is a diversified construction company with operations in infrastructure, contract mining, environmental remediation, commercial construction and construction material markets serving both government and private customers in the western United States.

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